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                                                   Exhibit 99.1


                   MAC-GRAY CORPORATION TO ACQUIRE AMERIVEND,
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               MAJOR SOUTHEASTERN MULTI-HOUSING LAUNDRY PROVIDER
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CAMBRIDGE, MA, AND MIAMI, FL, MARCH 4, 1998 -- Mac-Gray Corporation (NYSE:
TUC), one of the nation's leading providers of card- and coin-operated laundry equipment service to multi-housing markets, will acquire Amerivend, its largest Florida competitor, under a definitive agreement announced today by the two companies.

     Under the agreement, Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation (together "Amerivend"). In addition to being the largest provider of card and coin-operated laundry equipment in Florida, Amerivend adds to Mac-Gray's route business in the Atlanta market. It is also the principal distributor of Maytag commercial laundry products in Alabama, Georgia and Florida.

     Founded in 1959, Amerivend had 1997 revenues of $18.6 million and has offices in Miami, Orlando, Tampa and Atlanta.

     Stewart MacDonald, chairman and chief executive officer of Mac-Gray, said the purchase price, which is subject to certain adjustments, will be approximately $33 million in cash, which includes the repayment of certain debt. The transaction is subject to customary closing conditions, including regulatory filings, and is expected to close within the next month.

     Gerald E. Pulver, founder and president of Amerivend, said "The merger with Mac-Gray is wonderful news for our customers. Although there was a higher bid on the table, we made this decision because of our long-standing commitment to both our customers and employees. Amerivend and Mac-Gray share the same commitment to integrity and customer service. Our people are in good hands."

     Mr. MacDonald said that becoming the largest provider in Florida gives Mac-Gray a strong foundation for continued growth in that state, a particularly promising market because it has the third largest multi-housing population in the U.S.

     "It also increases our opportunities for selling Maytag products to the retail Laundromat market throughout the southeast," Mr. MacDonald said. "Additionally, it brings into our corporation a company with an existing commitment to smart-card convenience for its customers. Gerald Pulver and Amerivend were the pioneers of smart-card applications for the laundry industry, and it is therefore only fitting that we are able to join together. They fully understand the cashless convenience which smart cards bring to the customers they serve."
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     Mac-Gray is the industry leader in smart-card operated laundry equipment, which eliminates the need for coins and thereby provides significant advantages to operators and customers alike. Founded in 1927, Mac-Gray had 1997 revenues of $81.4 million and completed an initial public offering in October, 1997.


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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. The acquisition of Amerivend is subject to certain closing conditions, including regulatory approvals, which may impact the timing or completion of the acquisition. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the ability of Mac-Gray to successfully integrate Amerivend's operations into Mac-Gray's operations, the impact of Mac-Gray's growth activities on its operating activities, competition in the laundry services industry, general economic conditions, the availability of equity and debt financing, fluctuations in interest rates and other risks detailed from time to time in the filings of Mac-Gray Corporation with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Reference is hereby made specifically to the "Risk Factors" set forth in the Form S-1 (No. 333-33669), as amended, filed by Mac-Gray Corporation with the Securities and Exchange Commission.